Exhibit 3.1.7

THE MACERICH COMPANY

ARTICLES OF AMENDMENT

The Macerich Company, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The charter of the Corporation is hereby amended by deleting Article FIFTH, subsection (a), as supplemented by Articles Supplementary filed, respectively, on February 10, 2009, May 20, 2002 and November 13, 1998, in its entirety and inserting the following in lieu thereof:

“FIFTH: (a)  The total number of shares of stock of all classes which the Corporation has authority to issue is 325,000,000 shares of capital stock, par value $.01 per share, amounting in aggregate par value to $3,250,000.  250,000,000 of such shares are initially classified as “Common Stock,” 15,000,000 of such shares are initially classified as “Preferred Stock” and 60,000,000 of such shares are initially classified as “Excess Stock.”  The Board of Directors may classify and reclassify any unissued shares of capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of stock.

“The terms of any capital stock classified or reclassified pursuant to the powers of the Board of Directors as set forth herein shall be set forth in Articles Supplementary filed for record with the Maryland State Department of Assessments and Taxation prior to the issuance of any such capital stock (any such articles defined herein as “Articles Supplementary”).”

SECOND:  The amendment to the charter of the Corporation as set forth above has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

THIRD:  The undersigned officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters and facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

FOURTH:  The total number of shares of stock which the Corporation had authority to issue immediately prior to this amendment was 220,000,000, consisting of 145,000,000 shares of Common Stock, par value $.01 per share, 15,000,000 shares of Preferred Stock, par value $.01 per share, and 60,000,000 shares of Excess Stock, par value $.01 per share.  The aggregate par value of all shares of stock having par value was $2,200,000.

FIFTH:  The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment of the charter is 325,000,000, consisting of 250,000,000 shares of Common Stock, par value $.01 per share, 15,000,000 shares of Preferred Stock, par value $.01 per share, and 60,000,000 shares of Excess Stock, par value $.01 per share.  The aggregate par value of all authorized shares of stock having par value is $3,250,000.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Senior Executive Vice President, Chief Legal Officer and Secretary and attested to by its Senior Vice President and Assistant Secretary on this 8th day of June, 2009.

ATTEST:		THE MACERICH COMPANY

/s/ Madonna Shannon		By:	/s/ Richard A. Bayer
Name:	Madonna Shannon	Name:	Richard A. Bayer
Title:	Senior Vice President and Assistant Secretary	Title:	Senior Executive Vice President, Chief Legal Officer and Secretary